Exhibit 10.25

DATED 4 NOVEMBER 2015

(1)                                 GENCO SHIPPING & TRADING LIMITED

(as Guarantor)

to

(2)                                 HAYFIN SERVICES LLP

(as Security Agent)

GUARANTEE

EXECUTION VERSION

REFERENCE RAW/382792.00001

r e e d s m i t h . c o m

CONTENTS

CLAUSE

1.	DEFINITIONS AND INTERPRETATION	1
2.	GUARANTEE AND INDEMNITY	2
3.	PROTECTION OF FINANCE PARTIES	2
4.	ADDITIONAL PAYMENT OBLIGATIONS	5
5.	APPLICATION OF MONEYS	6
6.	REPRESENTATIONS AND WARRANTIES	7
7.	INFORMATION UNDERTAKINGS	8
8.	FINANCIAL COVENANTS	10
9.	GENERAL UNDERTAKINGS	11
10.	PAYMENTS	12
11.	SET-OFF	13
12.	CALCULATIONS AND CERTIFICATES	13
13.	PARTIAL INVALIDITY	14
14.	REMEDIES AND WAIVERS	14
15.	MISCELLANEOUS PROVISIONS OF THE FACILITY AGREEMENT	14
16.	TRANSFERS	14
17.	NOTICES	14
18.	GOVERNING LAW	15
19.	ENFORCEMENT	15
SCHEDULE 1 FORM OF COMPLIANCE CERTIFICATE		17

i

THIS GUARANTEE is dated 4 November 2015

BY:

(1)                                 GENCO SHIPPING & TRADING LIMITED, a corporation incorporated under the laws of the Republic of the Marshall Islands, whose principal place of business is at 299 Park Avenue, 17th Floor, New York, New York 10171 (the “Guarantor”)

IN FAVOUR OF:

(2)                                 HAYFIN SERVICES LLP, a limited liability partnership formed according to the laws of England and Wales, whose registered office is at One Eagle Place, London, SW1Y 6AF, England (the “Security Agent”, which expression includes its successors and assigns).

BACKGROUND

(A)                               Each of the banks listed in part I of schedule 1 to the Facility Agreement (as defined below) (collectively the “Lenders”) has agreed to lend to the borrowers listed in part II of schedule 1 to the Facility Agreement on a joint and several basis (the “Borrowers”) its participation in a loan of up to one hundred million Dollars ($100,000,000) (the “Loan”) on the terms and subject to the conditions set out in a loan agreement dated 4 November 2015 made between the Borrowers (as borrowers), Genco Holdings Limited (“HoldCo”) the Lenders (as lenders), Hayfin Services LLP as agent for the Lenders (the “Agent”) and the Security Agent (as security agent) (the “Facility Agreement”).

(B)                               Pursuant to the Facility Agreement, and as a condition precedent to the several obligations of the Lenders to make the Loan available to the Borrowers, the Borrowers have, amongst other things, agreed to procure that the Guarantor execute and deliver this Guarantee in favour of the Security Agent as security agent for the Finance Parties.

IT IS AGREED as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Definitions

In this Guarantee, unless the context otherwise requires, words and expressions defined in the Facility Agreement shall have the same meanings when used in this Guarantee and the following definitions apply:

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 1 to this Guarantee.

“Default Rate” means interest at the rate calculated in accordance with clause 8.3 of the Facility Agreement (Default interest).

“Guarantor Liabilities” means all of the liabilities and obligations of the Guarantor to any of the Finance Parties under or pursuant to this Guarantee, from time to time, whether in respect of principal, interest, costs or otherwise and whether present, future, actual or contingent.

“Guarantor Security Documents” means this Guarantee and any and all documents which may at any time be executed by the Guarantor as security for the payment of all or any part of the Guarantor Liabilities and “Guarantor Security Document” means any one of them.

“Original Financial Statements” means the audited consolidated financial statements of the Guarantor for the financial year ended 31 December 2014.

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor to any Finance Party under or in connection with any Finance Document.

1.2                               Construction

Clause 1.2 of the Facility Agreement (Construction) shall apply to this Guarantee as if it were incorporated into it with any necessary modifications.

1.3                               Headings

Section, Clause and Schedule headings are for ease of reference only.

1.4                               Inconsistency between Facility Agreement provisions and this Guarantee

This Guarantee shall be read together with the other Finance Documents, but in case of any conflict between the Facility Agreement and this Guarantee, the provisions of the Facility Agreement shall prevail.

1.5                               Third party rights

(a)                                 A person who is not a party to this Guarantee (other than a Finance Party) has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Guarantee.

(b)                                 Notwithstanding any term of any Finance Document the consent of any person who is not a party to this Guarantee is not required to rescind or vary this Guarantee at any time.

(c)                                  Any Receiver, Delegate or any person described in clause 1.1 (Definitions) of the Facility Agreement may, subject to this Clause 1.5(c) and the Third Parties Act, rely on any Clause of this Guarantee which expressly confers rights on it

2.                                      GUARANTEE AND INDEMNITY

The Guarantor irrevocably and unconditionally:

2.1                               guarantees to each Finance Party punctual performance by the Borrowers of all the Borrowers’ obligations under the Finance Documents;

2.2                               undertakes with each Finance Party that whenever the Borrowers do not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

2.3                               agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrowers not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by them under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Guarantee if the amount claimed had been recoverable on the basis of a guarantee.

3.                                      PROTECTION OF FINANCE PARTIES

3.1                               Continuing Guarantee

This Guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

3.2                               Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Guarantee will continue or be reinstated as if the discharge, release or arrangement had not occurred.

3.3                               Waiver of defences

The obligations of the Guarantor under this Guarantee will not be affected by an act, omission, matter or thing which, but for this Clause 3.3, would reduce, release or prejudice any of its obligations under this Guarantee (without limitation and whether or not known to it or any Finance Party) including:

(a)                                 any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)                                 the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor or any other member of the Group;

(c)                                  the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                                 any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)                                  any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)                                   any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)                                  any insolvency or similar proceedings.

3.4                               Guarantor intent

Without prejudice to the generality of Clause 3.3 (Waiver of defences), the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

3.5                               Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Guarantee. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

3.6                               Appropriations

Until all amounts which may be or become payable by the Security Parties under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)                                 refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)                                 hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of any of the Guarantor Liabilities.

3.7                               Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Security Parties under or in connection with the Finance Documents have been irrevocably paid in full and unless the Security Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Guarantee:

(a)                                 to be indemnified by an Obligor;

(b)                                 to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)                                  to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)                                 to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 2 (Guarantee and indemnity);

(e)                                  to exercise any right of set-off against any Obligor; and/or

(f)                                   to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Security Parties under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Security Agent or as the Security Agent may direct for application in accordance with clause 34 of the Facility Agreement (Payment Mechanics).

3.8                               Additional security

This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

4.                                      ADDITIONAL PAYMENT OBLIGATIONS

4.1                               Indemnity to the Security Agent

The Guarantor shall promptly indemnify the Security Agent and every Receiver and Delegate on demand against any cost, loss or liability incurred by any of them as a result of:

(a)                                 any failure by the Borrowers to comply with their obligations under clause 16 of the Facility Agreement (Costs and Expenses);

(b)                                 acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)                                  the taking, holding, protection or enforcement of the Security Documents;

(d)                                 the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(e)                                  any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(f)                                   acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct), together in each case with interest at the Default Rate on the amount demanded from the date of demand until the date of payment, both before and after judgment, which interest shall be compounded with the amount demanded at the end of such periods as the Security Agent may reasonably select.

4.2                               Currency indemnity

(a)                                 If any sum due from the Guarantor under this Guarantee (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(b)                                 making or filing a claim or proof against the Guarantor, or

(c)                                  obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Guarantor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to that Finance Party at the time of its receipt of that Sum.

(d)                                 The Guarantor waives any right it may have in any jurisdiction to pay any amount under this Guarantee in a currency or currency unit other than that in which it is expressed to be payable.

4.3                               Amendment costs

If (a) the Guarantor requests an amendment, waiver or consent in relation to any Guarantor Security Document or (b) an amendment is required under clause 34.9 of the Facility Agreement (Change of currency), the Guarantor shall, within three (3) Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

4.4                               Enforcement and preservation costs

The Guarantor shall, within three (3) Business Days of demand, pay to each Finance Party and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Guarantor Security Document and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Guarantor Security Documents or enforcing those rights.

4.5                               Default interest

(a)                                 If the Guarantor fails to pay any amount payable by it under this Guarantee on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) either (a) at the rate (if any) applicable to that amount under the Facility Agreement or (b) (if there is no such rate) at a rate calculated in accordance with clause 8.3 of the Facility Agreement (Default interest). Any interest accruing under this Clause 4.5 shall be immediately payable by the Guarantor on demand by the Security Agent.

(b)                                 Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

4.6                               Additional payment obligations under the Facility Agreement

This Clause 4 is without prejudice to the Guarantor Liabilities in respect of the Borrowers’ obligations under the clauses of the Facility Agreement numbered 8 (Interest), 14 (Other Indemnities) and 16 (Costs and Expenses) and under similar provisions in any other Finance Documents.

5.                                      APPLICATION OF MONEYS

5.1                               Moneys received by Finance Parties

All sums which any Finance Party (other than the Security Agent) receives (including by way of set-off) under or in connection with any Guarantor Security Document, otherwise than by payment from the Security Agent, shall be paid to the Security Agent immediately on receipt, and that payment to the Security Agent shall be deemed to have been made by the Guarantor rather than by the receiving Finance Party.

5.2                               Moneys received by Security Agent

All sums which the Security Agent receives under or in connection with any Guarantor Security Document shall, unless otherwise agreed by the Security Agent or otherwise provided in the Facility Agreement, be applied by the Security Agent in or towards satisfaction of, or retention on account for, the Guarantor Liabilities in such manner as the Security Agent may in its discretion determine.

5.3                               Suspense account

The Security Agent may place any money received by it under or in connection with any Guarantor Security Document to the credit of a suspense account on such terms and subject to such conditions as the Security Agent may in its discretion determine for so long as the Security Agent thinks fit without any obligation in the meantime to apply that money in or towards discharge of the Indebtedness, and, despite such payment, the Security Agent may claim against any of the other Security Parties or prove in the bankruptcy, liquidation or insolvency of any of the other Security Parties for the whole of the Indebtedness at the date of the Security Agent’s demand for payment pursuant to this Guarantee, together with all interest, commission, charges and expenses accruing subsequently.

6.                                      REPRESENTATIONS AND WARRANTIES

6.1                               Representations

The Guarantor makes the representations and warranties set out in this Clause 6 to each Finance Party.

(a)                                 Facility Agreement representations and warranties All representations and warranties given by the Borrowers in the Facility Agreement in respect of the Guarantor and/or any Guarantor Security Document are and will remain correct and none of them is or will become misleading.

(b)                                 Ownership of Borrowers and HoldCo HoldCo is a directly wholly-owned Subsidiary of the Guarantor and each of the Borrowers is a directly wholly-owned subsidiary of HoldCo.

(c)                                  Disclosure of material facts The Guarantor is not aware of any material facts or circumstances which have not been disclosed to the Security Agent and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by the Facility Agreement available to the Borrowers.

(d)                                 Copy Facility Agreement The Guarantor has received a copy of the Facility Agreement and approves of, and agrees to, the terms and conditions of the Facility Agreement.

6.2                               Repetition

Each Repeating Representation is deemed to be repeated by the Guarantor by reference to the facts and circumstances then existing on the date of each Utilisation Request, on the Utilisation Date, on the first day of each Interest Period and, in the case or those contained in clause 19.12(d) and 19.12(f) of the Facility Agreement and for so long as any amount is outstanding under the Finance Documents or any Commitment is in force, on each day.

7.                                      INFORMATION UNDERTAKINGS

The undertakings in this Clause 7 remain in force for the duration of the Facility Period.

7.1                               Financial statements

The Guarantor shall supply to the Security Agent as soon as the same become available, but in any event within ninety (90) days after the end of each of its financial years:

(a)                                 the Guarantor’s audited consolidated (so as to include inter alia the Borrowers) financial statements for that financial year;

(b)                                 the Guarantor’s unaudited financial statements for that financial year (including the Borrowers) together with the calculations and documentation that the Agent and the Security Agent may deem necessary in order to make the necessary reconciliations and off-setting against the financial statements referred to in clause 7.1(a) above; and

(c)                                  HoldCo’s management accounts for that financial year (including the Borrowers); and

(d)                                 each Borrower’s annual management accounts (balance sheet and profit and loss accounts).

7.2                               Interim financial statements

The Guarantor shall, and shall procure that each Borrower shall, supply to the Security Agent as soon as the same become available, but in any event within forty-five (45) days after the end of each quarter during each of its financial years:

(a)                                 the Guarantor’s consolidated (so as to include inter alia the Borrowers) quarterly financial statements for that quarter;

(b)                                 the Guarantor’s unaudited financial statements for that quarter (including the Borrowers and the other Subsidiaries of the Guarantor) together with the calculations and documentation that the Agent and the Security Agent may deem necessary in order to make the necessary reconciliations and off-setting against the financial statements referred to in Clause 7.2(a) above; and

(c)                                  HoldCo’s and each Borrower’s quarterly management accounts (balance sheet and profit and loss accounts) at the time that the relevant Compliance Certificate is presented pursuant to Clause 7.3 (Compliance Certificate).

7.3                               Compliance Certificate

(a)                                 The Guarantor shall supply to the Security Agent, with each set of its annual financial statements delivered pursuant to Clause 7.1 (Financial Statements) and Clause 7.2 (Interim Financial Statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 8 (Financial Covenants) as at the date as at which those financial statements were drawn up.

(b)                                 Each Compliance Certificate shall be signed by an authorised officer of the Guarantor.

(c)                                  If prior to the delivery of any Compliance Certificate by the Guarantor, the Guarantor becomes aware that the financial covenants detailed in Clause 8 (Financial Covenants) (or any of them) will not be complied with, the Guarantor shall promptly notify the Agent accordingly.

7.4                               Requirements as to financial statements

(a)                                 Each set of financial statements delivered by the Guarantor under Clause 7.1 (Financial statements):

(i)                                     shall be certified by an authorised officer of the Parent Guarantor as giving a true and fair view of (in case of annual financial statements), or fairly representing (in other cases), its financial condition as at the date as at which those financial statements were drawn up;

(ii)                                  shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Security Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Security Agent:

(A)                               a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(B)                               sufficient information, in form and substance as may be reasonably required by the Security Agent, to enable the Security Agent to determine whether Clause 8 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

(b)                                 Any reference in this Guarantee to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

7.5                               Budgets and Report on Operating Expenses and Group Expenses

(a)                                 The Guarantor shall procure that the Borrowers and HoldCo shall:

(i)                                     supply to the Agent, no later than fifteen (15) days after the end of each financial year of the Parent Guarantor, copies of an annual operating budget of each of the Borrowers (and the Vessel owned by it) for the following financial year;

(ii)                                  procure that the Parent Guarantor shall supply to the Agent, no later than fifteen (15) days after the end of each financial year of the Parent Guarantor, a copy of an annual budget in respect of Group Expenses for the following financial year, each such budget to be in the form appended to Schedule 13 of the Facility Agreement or in such other form and with such details as may be agreed by the Agent (acting on the instructions of the Majority Lenders).

(b)                                 The Borrowers and HoldCo shall procure that the Parent Guarantor shall supply to the Agent, with each set of financial statements delivered pursuant Clause 7.2 (Interim financial statements), the details of the Operating Expenses and Group Expenses payable by each Borrower in respect of its Vessel together with all computations of how such Operating Expenses and Group Expenses were calculated.

7.6                               Information: miscellaneous

The Guarantor shall supply to the Security Agent (in sufficient copies for all the Lenders, if the Security Agent so requests:

(a)                                 at the same time as they are dispatched, copies of all documents dispatched by the Guarantor to its shareholders generally (or any class of them) or to its creditors generally (or any class of them);

(b)                                 promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which, if adversely determined, are likely to have a Material Adverse Effect;

(c)                                  promptly, such further information regarding the financial condition, business and operations of any Obligor (or any other member of the Group) as any Finance Party (through the Agent) may reasonably request, including without limitation cash flow analyses and details of the Operating Expenses of any Vessel the Group Expenses, any dividends and/or loans made by a Borrower, HoldCo and/or the Parent Guarantor, and annual inspection certificates (including any annual inspection report (if required by the Agent)); and

(d)                                 promptly on request, such further information regarding the financial condition, assets and operations of any Obligor (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Guarantee and an up to date copy of its shareholders’ register (or equivalent in its Original Jurisdiction)) as any Finance Party through the Security Agent may reasonably request.

7.7                               Notification of Default

The Guarantor shall notify the Security Agent of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

8.                                      FINANCIAL COVENANTS

8.1                               Financial covenants

(a)                                 At each and all times during the Facility Period, the Guarantor shall procure that the Borrowers shall maintain Cash in the Minimum Liquidity Account in an amount of not less than $750,000 for each Vessel.

(b)                                 At each and all times during the Facility Period the Guarantor shall in respect of the Guarantor only:

(i)                                     ensure that the aggregate of its Cash and Cash Equivalents and any undrawn availability under any of its working capital lines (but only to the extent such lines are not draw-stopped and are available for drawing) in an amount of not less than $750,000 per Fleet Vessel of which a minimum amount of $25,000,000 shall be in Cash or Cash Equivalents; and

(ii)                                  not permit its Leverage to exceed seventy per cent (70%); and

(iii)                               not permit its Consolidated Net Worth to be less than the Minimum Consolidated Net Worth,

which covenants to be tested on each Quarter Date and reported to the Agent together with the interim financial statements to be delivered to the Agent pursuant to Clause 7.2 (Interim financial statements).

8.2                               Most favoured Lenders

(a)                                 If at any time any Other Facility Agreement shall include any financial covenant in respect of the Parent Guarantor, the Group or the majority of the Group (whether set forth as a covenant, undertaking, event of default, restriction or other such provision) (a “Financial Covenant”) not set forth herein or that would be more beneficial to the Lenders than any analogous provision contained in this Agreement (any such Financial Covenant, an “Additional Financial Covenant”), then the Borrowers and HoldCo shall provide a Most Favoured Lender Notice to the Lenders. Thereupon, unless waived in writing by the Majority Lenders within fourteen (14) days of receipt of such Most Favoured Lender Notice by the Lenders, such Additional Financial Covenant (and any related definitions and any information and other undertakings reasonably required to ensure compliance with the Additional Finance Covenant) shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if set out fully in this document, without any further action required on the part of any person, effective as of the date when such Additional Financial Covenant became effective under the Facility Agreement. For the avoidance of doubt, in no event shall any (i) collateral maintenance requirements relating to a Fleet Vessel or Fleet Vessels, or (ii) minimum liquidity requirements on a per vessel basis equivalent to the requirement in clause 7.1(a) in any Other Facility Agreement be subject to the requirements set forth in this Clause 8.2.

(b)                                 If requested by the Majority Lenders following the receipt of a Most Favoured Lender Notice, the Guarantor shall enter into any additional agreement or amendment to this Guarantee reasonably requested by the Majority Lenders evidencing the provisions of paragraph (a) above.

(c)                                  In this Clause 8.2:

(i)                                     “Most Favoured Lender Notice” means, in respect of any Additional Financial Covenant, a written notice to each of the Lenders delivered promptly, and in any event within thirty (30) days after the inclusion of such Additional Financial Covenant in the Other Facility Agreement, as applicable (including by way of amendment or other modification of any existing provision thereof), by an authorised officer of the obligor referring to the provisions of this Clause 8 and setting out a description of such Additional Financial Covenant (including any defined terms used therein) and related explanatory calculations, as applicable;

(ii)                                  “Other Facility Agreement” means, with respect to any Financial Indebtedness, any agreement and other documentation (including in relation to any amendments thereto) entered into in respect of such Financial Indebtedness.

9.                                      GENERAL UNDERTAKINGS

The undertakings in this Clause 9 remain in force for the duration of the Facility Period.

9.1                               No security

The Guarantor has not taken, and will not take without the prior written consent of the Security Agent (and then only on such terms and subject to such conditions as the Security

Agent may impose), any security from any of the other Security Parties in connection with this Guarantee, and any security taken by the Guarantor notwithstanding this Clause 9.1 shall be held by the Guarantor in trust for the Finance Parties absolutely as a continuing security for the Guarantor Liabilities.

9.2                               Hedging

The Guarantor shall not enter into any agreement relating to interest or currency exchange transactions which correspond to a notional amount which is greater than the Total Net Debt based on the consolidated financial statements of the Guarantor most recently provided to the Security Agent pursuant to Clause 7.1 (Financial Statements).

9.3                               Facility Agreement undertakings

The Guarantor will observe and perform any and all covenants and undertakings in the Facility Agreement whose observance and performance by the Guarantor the Borrowers have undertaken to procure.

9.4                               Further assurance

(a)                                 The Guarantor shall (and shall procure that each other Obligor shall) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)                                        to perfect any Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security Interest over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)                                     to confer on the Security Agent or confer on the Finance Parties an Security Interest over any property and assets of the Guarantor (or that other Obligor as the case may be) located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents; and/or

(iii)                                  to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents.

(b)                                 The Guarantor shall (and shall procure that each other Obligor shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

10.                               PAYMENTS

10.1                        Payments to the Security Agent

On each date on which the Guarantor is required to make a payment under any Guarantor Security Document, the Guarantor shall make the same available to the Security Agent for value on the due date at the time and in such funds specified by the Security Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment. Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Security Agent, in each case, specifies.

10.2                        No set-off by Guarantor

All payments to be made by the Guarantor under any Guarantor Security Document shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

10.3                        Business Days

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

10.4                        Currency of payments

(a)                                 Subject to Clauses 10.4(b) and 10.4(c), US$ is the currency of account and payment for any sum due from the Guarantor under this Guarantee is payable in Dollars.

(b)                                 Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)                                  Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

10.5                        Tax gross-up

The clauses of the Facility Agreement numbered 12 (Tax Gross Up and Indemnities) and 15 (Mitigation by the Lenders) (in so far as that clause 15 applies to that clause 12) shall apply to this Guarantee as if they were incorporated into it with any necessary modifications.

11.                               SET-OFF

A Finance Party may set off any matured obligation due from the Guarantor under any Guarantor Security Document (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Guarantor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

12.                               CALCULATIONS AND CERTIFICATES

12.1                        Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by any relevant Finance Party are prima facie evidence of the matters to which they relate.

12.2                        Certificates and determinations

Any certification or determination by any relevant Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

12.3                        Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

13.                               PARTIAL INVALIDITY

If, at any time, any provision of any Guarantor Security Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

14.                               REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Guarantee and any other Guarantor Security Document are cumulative and not exclusive of any rights or remedies provided by law.

15.                               MISCELLANEOUS PROVISIONS OF THE FACILITY AGREEMENT

The following clauses of the Facility Agreement apply to this Guarantee as if they were incorporated in this Guarantee with any necessary modifications:

clause 33 (Sharing among the Finance Parties);

clause 40 (Amendments and Waivers);

clause 41 (Confidentiality); and

clause 42 (Counterparts).

16.                               TRANSFERS

16.1                        Transfer by Security Agent

The Security Agent may transfer its rights and obligations under and in connection with this Guarantee to the same extent as it may do so under the Facility Agreement.

16.2                        Benefit of this Guarantee

This Guarantee shall enure to the benefit of the Finance Parties and their respective successors, transferees and assigns, as if each of the other Finance Parties had also been a party to this Guarantee.

17.                               NOTICES

17.1                        Addresses The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with this Guarantee and any other Guarantor Security Document is:

(a)                                 in the case of the Guarantor,

Genco Shipping & Trading Limited

299 Park Avenue, 12th Floor, New York,

NY 10171

Fax no.: +1 646 443 8555

Email: finance@gencoshipping.com

Department/Officer: Apostolos Zafolias; and

(b)                                 in the case of the Security Agent,

Hayfin Services LLP

One Eagle Place

London, SW1Y 6AF,

England

Fax no.: +44 207 785 6829

Email: loanops@hayfin.com

Attention: Loan Operations

or any substitute address, fax number, or department or officer as the party may notify to the other by not less than five Business Days’ notice.

17.2                        Facility Agreement provisions The clauses of the Facility Agreement numbered 36.1 (Communications in writing), 36.3 (Delivery), 36.6 (Electronic communication) and 36.7 (English language) shall apply to any notice or demand under or in connection with this Guarantee.

18.                               GOVERNING LAW

This Guarantee and any non-contractual obligations arising out of or in connection with it are governed by, and construed in accordance with, English law.

19.                               ENFORCEMENT

19.1                        Jurisdiction of English courts

(a)                                 The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Guarantee (including a dispute relating to the existence, validity or termination of this Guarantee or any non-contractual obligation arising out of or in connection with this Guarantee) (a “Dispute”).

(b)                                 The Guarantor agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly it will not argue to the contrary.

(c)                                  This Clause 19.1 is for the benefit of the Security Agent only. As a result, the Security Agent shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Security Agent may take concurrent proceedings in any number of jurisdictions.

19.2                        Service of process

(a)                                 Without prejudice to any other mode of service allowed under any relevant law, the Guarantor:

(i)                                     irrevocably appoints WFW Legal Services Limited currently of 15 Appold Street, London EC2A 2HB as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)                                  agrees that failure by a process agent to notify the Guarantor of the process will not invalidate the proceedings concerned.

(b)                                 If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process or terminates its appointment as agent for service of process, the Guarantor must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Security Agent. Failing this, the Security Agent may appoint another agent for this purpose.

THIS GUARANTEE has been entered into and delivered as a deed on the date stated at the beginning of this Guarantee.

SCHEDULE 1

FORM OF COMPLIANCE CERTIFICATE

To:                             [Security Agent]

From:               [Guarantor]

Dated:           [•]

Dear Sirs

Guarantee dated [•] 2015 between the Guarantor and the Security Agent in respect of a Facility Agreement dated [•] between various parties

1                                         We refer to the Guarantee. This is a Compliance Certificate. Terms defined in the Guarantee have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2                                         We confirm that: [Insert details of covenants to be certified]

3                                         We set out below calculations establishing the figures in paragraph 2:

[•]

4                                         [We confirm that no Default is continuing.]*

Signed:

	Director of [Guarantor]	Director of [Guarantor]

[insert applicable certification language]

EXECUTION PAGE

THE GUARANTOR

Signed and delivered	)
as a Deed	)
by GENCO SHIPPING & TRADING LIMITED	)	/s/ Apostolos Zafolias
acting by Apostolos Zafolias	)

its duly authorised Chief Financial Officer		/s/ Peter Allen

in the presence of:		Name: Peter Allen
Address: 299 Park Avenue, 12th Floor
New York, NY 10171

THE SECURITY AGENT
/s/ Stephen Bourne
Signed and delivered	)
as a Deed	)
by HAYFIN SERVICES LLP	)
acting by Stephen Bourne	)

its duly authorised
Member

in the presence of:		/s/ Afsheen Khan

Name: Afsheen Khan
Address: One Eagle Place
London
SW146AF